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                                                                     Exhibit 5.2



                                December 7, 2001

PPL Energy Supply, LLC
Two North Ninth Street
Allentown, Pennsylvania 18101


Ladies and Gentlemen:

         We are acting as special counsel to PPL Energy Supply, LLC (the "Company") with respect to the Registration Statement on Form S-4 to be filed by the Company on or about the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to (i) the registration of $500,000,000 in aggregate principal amount of the Company's Senior Notes, 6.40% Exchange Series A due 2011 (the "New Notes"), in connection with an offer by the Company to issue the New Notes in exchange for its Senior Notes, 6.40% Series A due 2011, which are currently outstanding, all as described in the Registration Statement, and (ii) the qualification under the Trust Indenture Act of 1939, as amended, of the Company's Indenture, dated as of October 1, 2001, as heretofore supplemented (the "Indenture"), to the JPMorgan Chase Bank, as trustee (the "Trustee") under which the New Notes are to be issued.

         We have examined such corporate records, certificates and other documents and have reviewed such questions of law as we have considered necessary or appropriate for purposes of the opinions as expressed below. As to various questions of fact relevant to the opinion set forth below, we have relied upon certificates and other oral and written assurances of public officials and officers or other employees of the Company, its subsidiaries and its affiliates. Based on such examination and review, we advise you as follows:

         We are of the opinion that the New Notes, when issued and delivered by the Company and authenticated by the Trustee in accordance with the Indenture and as contemplated in the Registration Statement, will become legal, valid and binding obligations of the Company, enforceable in accordance with their terms, except to the extent limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or moratorium laws or by other laws relating to or affecting the enforcement of creditors' rights and by general equity principles.

         We are further of the opinion that the information contained in the Registration Statement under "Certain U.S. Federal Income Tax Considerations" constitutes an accurate description, in general terms, of the indicated federal

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December 7, 2001
Page 2

income tax consequences to holders of the New Notes of the exchange offer contemplated in the Registration Statement.

         We hereby authorize and consent to the use of this opinion as Exhibit
5.2 to the aforesaid Registration Statement on Form S-3. We further consent to the use of our name in said Registration Statement and the Prospectus constituting a part thereof.

         This opinion is limited to the facts and law as they exist on the date hereof. This opinion is limited to the laws of the State of New York, the Delaware Limited Liability Company Act and the federal laws of the United States of America.

         In rendering his opinion of even date addressed to you, Michael A. McGrail, Senior Counsel of PPL Services Corporation, may rely upon this opinion as to all matters of New York law addressed herein as if this opinion were addressed directly to him. Except as aforesaid, without our prior written consent, this opinion may not be furnished or quoted to, or relied upon by, any other person or entity for any purpose.

                                                Very truly yours,

                                                /s/ THELEN REID & PRIEST LLP

                                                THELEN REID & PRIEST LLP